KE 78398987

EARNOUT AGREEMENT
This EARNOUT AGREEMENT (this “Agreement”) is made as of the [___] day of August, 2021, by and among NEXTIER COMPLETION SOLUTIONS INC., a Delaware corporation (the “Purchaser”), and ALAMO FRAC HOLDINGS, LLC, a Texas limited liability company (the “Seller”).
W I T N E S S E T H:
WHEREAS, the Purchaser and the Seller entered into a Purchase Agreement (the “Purchase Agreement”), dated as of August 4, 2021, pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, the Seller Business (as defined below), including all of the issued and outstanding equity interests of Alamo Pressure Pumping, LLC, a Texas limited liability company (the “Company”), on the terms and subject to the conditions set forth in the Purchase Agreement (collectively, the “Transaction”);
WHEREAS, pursuant to the Purchase Agreement, the parties agreed to enter into this Agreement as a condition to the consummation of the transactions contemplated by the Purchase Agreement;
NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.DEFINITIONS; CONSTRUCTION.
1.1.Certain Definitions. Any capitalized term used in this Agreement but not otherwise defined herein shall have the respective meaning ascribed to such term in the Purchase Agreement. The following terms shall have the following meanings:
1.1.A.“Acceptance Notice” shall have the meaning set forth in Section 2.2.
1.1.B.“Acquired Business” shall have the meaning set forth in Section 2.4.7.
1.1.C.“Affiliate” of any specified Person, shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.
1.1.D.“Agreement” shall have the meaning set forth in the preamble.
1.1.E.“Arbitrator” shall have the meaning set forth in Section 2.2.
1.1.F.“Arbitrator Fees” shall have the meaning set forth in Section 2.2.
1.1.G.“Business Day” shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

1.1.H.“CAT Upgrades” shall mean the Tier 4 DGB conversions currently being performed by Louisiana CAT on behalf of the Company pursuant to that certain Quote No. 0521JDS013 and Purchase Order No. 403062 issued June 1, 2021 (as modified by the Change Order issued June 15, 2021), recorded on a cash basis.
1.1.I.“Closing” shall mean the closing of the transactions contemplated by the Purchase Agreement.
1.1.J.“Closing Date” shall mean the date hereof.
1.1.K.“Company” shall have the meaning set forth in the recitals, including any successor thereto.
1.1.L.“Consolidating Business” shall have the meaning set forth in Section 2.4.7.
1.1.M.“Control” shall mean, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
1.1.N.“Earnout Calculations” shall have the meaning set forth in Section 2.2.
1.1.O.“Earnout Payment” shall have the meaning set forth in Section 2.2.
1.1.P.“Earnout Special Bonuses” shall have the meaning set forth in Section 2.3.3.
1.1.Q.“EBITDA” for a Performance Period shall be equal to (a) the Gross Profit of (i) the Seller Business (including the Group Companies) and (ii) without limiting Section 2.4.3, the Purchaser and its Affiliates (other than the Seller Business) attributable to any Seller Equipment that was transferred to or utilized in such other business of the Purchaser or its Affiliates, in each case, during such Performance Period, calculated on a consolidated stand-alone basis, without giving effect to the impact of any purchase price accounting adjustments under Financial Accounting Standards No. 141R required in connection with the transactions contemplated by this Agreement or the Purchase Agreement, less (b) the SG&A Allocation, less (c) Operation Related Expenses, but only to the extent that such Operation Related Expenses are not otherwise accounted for in the calculation of Gross Profit, less (d) any Uncollected Amounts. For the avoidance of doubt, in calculating EBITDA for any Performance Period, the Gross Profit of the Seller Business shall be calculated exclusive of and not take into account the services provided by the Seller Business to Seller and its Affiliates pursuant to the Services Agreement during such Performance Period.
1.1.R.“Excess EBITDA” shall mean the amount, if any, by which (a) the Seller Achieved EBITDA for the applicable Performance Period exceeds (b) the Seller Target EBITDA the applicable Performance Period. For the avoidance of doubt, “Excess EBITDA” may not be a negative number.

1.1.S.“GAAP” shall mean generally accepted accounting principles in the United States as applied consistently with the past practices of the Company as of the date hereof.
1.1.T.“Governmental Entity” shall mean any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.
1.1.U.“Gross Profit” shall mean an amount equal to revenue less the cost of goods or services sold, exclusive, for this purpose, of interest expense, taxes, depreciation and amortization.
1.1.V.“Group Companies” means, collectively, the Company and its subsidiaries.
1.1.W.“Objection Notice” shall have the meaning set forth in Section 2.2.
1.1.X.“Operation Related Expenses” shall mean intercompany charges for services, commodities and materials provided to the Company, at the request or with the concurrence of the President, by the Purchaser or any of its other Affiliates at reasonable rates.
1.1.Y.“Performance Period” shall mean each of the Performance Periods.
1.1.Z.“Performance Period # 1” shall mean the time period commencing on July 1, 2021 through December 31, 2021.
1.1.AA.“Performance Period # 2” shall mean the time period commencing on January 1, 2022 through June 30, 2022.
1.1.AB.“Performance Period # 3” shall mean the time period commencing on July 1, 2022 through December 31, 2022.
1.1.AC.“Performance Periods” shall mean Performance Period #1, Performance Period # 2, and Performance Period # 3.
1.1.AD.“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.
1.1.AE.“President” shall mean the individual serving as the President of the Company during the Performance Period, it being understood that the Purchaser and the Seller anticipate that Michael Joseph McKie will serve in that role throughout the Performance Period.
1.1.AF.“Purchase Agreement” shall have the meaning set forth in the recitals.
1.1.AG.“Purchaser” shall have the meaning set forth in the preamble.

1.1.AH.“Seller Achieved EBITDA” shall mean, with respect to a Performance Period, the amount of EBITDA, if any, generated over the applicable Performance Period (a) utilizing the Seller Equipment, including the CAT Upgrades and any Tier IV DGB Upgrades but exclusive of any activity from services provided pursuant to the Services Agreement and (b) from the rental of any equipment of the Purchaser or its Affiliates to the Company and its Subsidiaries.
1.1.AI.“Seller Business” shall mean the Business acquired by Purchaser at Closing, including the business of the Group Companies.
1.1.AJ.“Seller Equipment” shall mean the equipment of the Seller Business as of the Closing.
1.1.AK.“Seller Target EBITDA” shall mean, with respect to each Performance Period, an amount equal to the sum of (without duplication) (a) (i) $[___] for Performance Period # 1, (ii) $[____] for Performance Period # 2 and (iii) $[_____] for Performance Period # 3, plus (b) the amount of incremental capital expenditures incurred during such Performance Period for additional Tier IV DGB Upgrades made by the Company (or by Purchaser or another of its Affiliates) from and after the Closing (such upgrades to be made at Purchaser’s sole discretion), to be applied to each respective Performance Period based upon amortization of such capital expenditures in equal installments across an assumed forty-eight (48) month useful life of such investment, beginning with the month such Tier IV DGB Upgrades are completed and the applicable equipment is received for use in operations; provided, that the parties hereto acknowledge that the amounts set forth in clause (a) reflect anticipated incremental capital expenditures of the Seller Business for the conversion of operating leases to capital leases, U.S. Well Services equipment and CAT Upgrades from and after the Closing, and in the event the incremental capital expenditures are materially less than anticipated (e.g., as a result of modification or abandonment of such capital projects), Purchaser and Seller shall negotiate in good faith modifications to the amounts set forth in the foregoing clause (a).
1.1.AL.“SG&A Allocation” shall mean $[_____].
1.1.AM.“Special Bonus Plan” shall mean the Alamo Pressure Pumping Special Bonus Plan, dated as of the date hereof, by and among Seller, Purchaser, the Company and the Plan Administrators (as defined therein).
1.1.AN.“Tier IV DGB Upgrades” shall mean all capital expenditures, recorded on a book basis or upon physical receipt, to the Company’s diesel powered equipment that enables the equipment to be fueled by natural gas, excluding the CAT Upgrades. For the avoidance of doubt, Tier IV DGB Upgrades shall not include any expenditures associated with any such upgrades completed prior to the Closing.
1.1.AO.“Uncollected Amounts” shall mean, with respect to any Performance Period, the amount of any revenue taken into consideration in the calculation of such Gross Profit for which the payment therefor remains uncollected and past due for a period of at least 90 days and for which the applicable payor (or any applicable guarantor) is not a creditworthy counterparty, as reasonably determined by Purchaser (provided that any counterparty with an investment grade credit rating from Standard and Poor’s or Moody’s shall be deemed creditworthy).
1.2.Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1 unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars and (h) the Purchaser and the Seller are sometimes individually referred to herein as a “party” and collectively as the “parties.” Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law means such law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, and Schedule references herein are to Articles, Sections, and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
2.EARNOUT PAYMENTS.
2.1.Earnout Payments. The Purchaser will pay the Seller an aggregate amount (each, an “Earnout Payment”) with respect to each Performance Period equal to (a) 50%, multiplied by (b) the Excess EBITDA, if any, for the applicable Performance Period, in each case, subject to the review and dispute procedures set forth in Section 2.2 and the provisions of Section 2.3.
2.2.Review and Dispute Procedures. Within seventy-five (75) days of the end of each Performance Period, the Purchaser shall prepare in good faith and submit to the Seller a written statement (the “Earnout Statement”) setting forth the Purchaser’s calculation of Seller Achieved EBITDA, Seller Target EBITDA and Excess EBITDA, if any, and the resulting amount of the Earnout Payment, if any, for the most recently ended Performance Period (collectively, the “Earnout Calculations”), together with the monthly income statements and monthly balance sheets of the Seller Business for the applicable Performance Period prepared in a manner so as to reasonably determine the Earnout Calculations therefrom (the “Monthly Statements”); provided that, if at any time during the Performance Periods any member of the Owner Group does not or is not entitled to receive Monthly Statements for each month (on monthly basis), Seller may, at its sole option, request from the Purchaser, and Purchaser shall deliver to the Seller, the Monthly Statements for any month during the Performance Period within 30 days following the end of such month. The Purchaser shall give the Seller and its accountants or other representatives such access during normal business hours to the books and records and any work papers of the Group Companies or the Purchaser and its Affiliates as the Seller shall reasonably request in order to evaluate such Earnout Calculations. If the Seller objects to any of the Earnout Calculations within thirty (30) days of delivery thereof, the Seller will deliver to the Purchaser a notice of objection (an “Objection Notice”) with respect to such Earnout Calculations. If no Objection Notice is delivered to the Purchaser within such thirty (30) day period or if the Seller delivers to the Purchaser a notice of acceptance of such calculations (the “Acceptance Notice”), the applicable Earnout Calculations for such Performance Period shall be final and binding, and any Earnout Payment shall be paid to the Seller by the Purchaser in accordance with Section 2.3 within ten (10) Business Days after the earlier of (a) the expiration of such thirty (30) day period or (b) the date the Acceptance Notice is delivered to the Purchaser, as the case may be. During the fifteen (15) days following the Purchaser’s receipt of an Objection Notice, the Purchaser and the Seller shall attempt in good faith to resolve in writing any differences which they have with respect to the matters specified in the Objection Notice. If the Purchaser and the Seller are unable to resolve any disputed items set forth in the Objection Notice within fifteen (15) days following the Purchaser’s receipt of such Objection Notice (or such longer period as the Purchaser and the Seller shall mutually agree in writing), such dispute shall be submitted to, and all unresolved issues having a bearing on such dispute shall be resolved by, the Arbitrator. As used herein, the term “Arbitrator” shall mean (a) the Houston, Texas office of Deloitte LLP, or (b) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized independent accounting firm agreed upon by the Purchaser and the Seller or, if the Purchaser and the Seller cannot agree on an accounting firm within thirty (30) days after timely delivery of an Objection Notice (or such longer period as the Purchaser and the Seller shall mutually agree in writing), each of the Purchaser and the Seller shall select a nationally recognized accounting firm and such two accounting firms shall designate as the Arbitrator a third nationally recognized accounting firm that neither presently is, nor in the past two years has been, engaged by either party hereto. The Purchaser and the Seller shall submit to the Arbitrator for review and resolution all matters (but only such matters) that are set forth in the Objection Notice which remain in dispute. The Purchaser and the Seller shall instruct the Arbitrator to select one of its partners experienced in earnout calculation disputes to make a final determination of such Earnout Calculation based solely on the items that are in dispute and that, in resolving such items in dispute in such Earnout Calculation, the Arbitrator (i) shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Purchaser, on the one hand, or the Seller, on the other hand, as applicable, or (B) less than the smallest value for such item assigned by the Purchaser, on the one hand, or the Seller, on the other hand, as applicable, (ii) shall not assign the resulting amount of the Earnout Payment a value less than the amount of the Earnout Payment set forth in the Purchaser’s Earnout Statement or greater than the amount set forth in the Seller’s Objection Notice, (iii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, if requested by the Purchaser and the Seller, a one (1)-day conference concerning the dispute, at which conference each of the Purchaser and the Seller shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iv) render a final resolution in writing to the Purchaser and the Seller (which final resolution shall be requested by the Purchaser and the Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the parties with respect to Earnout Calculations, and (v) provide a written report to the Purchaser and the Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Arbitrator’s final determination. The fees, costs and expenses of the Arbitrator (collectively, the “Arbitrator Fees”) (1) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted. Notwithstanding the foregoing, if the Arbitrator requires an advance payment of the Arbitrator Fees, the Purchaser, on the one hand, and the Seller, on the other hand, shall each be responsible for one-half of such advance payment of Arbitrator Fees and following the final determination of the Earnout Calculations by the Arbitrator, the Arbitrator Fees payable by the Purchaser and the Seller shall be adjusted in accordance with the immediately preceding sentence. Within ten (10) Business Days after the final determination of the Earnout Calculations by the Arbitrator, the Purchaser shall pay, in accordance with Section 2.3, to the Seller any Earnout Payment which is payable hereunder. The Seller acknowledges that receipt of the applicable Seller Achieved EBITDA for any Performance Period, to the extent not already disclosed to the public, may constitute receipt of material, non-public information concerning the Purchaser or its Affiliates. To the extent such information constitutes material, non-public information concerning the Purchaser or its Affiliates, the Seller acknowledges that it is prohibited from (a) purchasing or selling securities of the Purchaser until such information is disclosed to the public and (b) communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of the Purchaser until such information is disclosed to the public.
2.3.Payment and Restrictions.
2.3.A.Payment; Allocation. Notwithstanding anything herein to the contrary, each Earnout Payment payable to the Seller pursuant to this Agreement shall be paid in immediately available funds to the Seller. Upon such payment in full, the Purchaser shall be fully released and discharged of any obligations with respect to such Earnout Payment. Any portion of an Earnout Payment not disputed in accordance with Section 2.2 and otherwise not paid timely shall accrue interest at the lesser of: (a) four percent (4%) per annum and (b) the maximum rate allowed by law.
2.3.B.Offset. The Purchaser shall have the right to offset from any Earnout Payment then due and payable to the Seller for any settled or undisputed indemnification claims (the merits and amounts of which have been finally determined) for Purchaser Losses pursuant to Article VIII of the Purchase Agreement (to the extent such Purchaser Losses are required to be paid in cash by Seller pursuant to the terms of the Purchase Agreement). The offset rights of the Purchaser pursuant to this Section 2.3.2 shall be in addition to any rights of the Purchaser pursuant to the Purchase Agreement.
2.3.C.Special Bonus Plan. The Purchaser and the Seller acknowledge that, as of the date hereof, the Company has established the Special Bonus Plan, pursuant to which certain employees of the Company will be paid Special Bonuses (as defined in the Special Bonus Plan) which will, in part, be paid out of a portion of the Earnout Payments (if any) which otherwise would have been paid by the Purchaser to Seller pursuant to this Agreement (such portion, collectively, the “Earnout Special Bonuses”). Accordingly, at the time of any Earnout Payment to the Seller pursuant to this Agreement, the Purchaser shall pay into the Bonus Pool (as defined in the Special Bonuses Plan) an amount equal to the Earnout Special Bonuses (as contemplated by the Special Bonus Plan) and the amount of such Earnout Special Bonuses shall be deducted from the Earnout Payment otherwise required to be paid to the Seller pursuant to this Agreement.
2.3.D.Tax Treatment. Any payment of any Earnout Payment (excluding, for the avoidance of doubt, payments of the Earnout Special Bonuses into the Bonus Pool pursuant to Section 2.3.3, which shall not be treated as paid to Seller) shall be treated as an increase to the Purchase Price for tax purposes.
2.3.E.Uncollected Amounts. If following any Performance Period the Seller Business collects all or a portion of any Uncollected Amounts for such Performance Period, then (a) if the amount of the Earnout Payment for such Performance Period has not been finally determined and paid in accordance with Section 2.2, the amount so collected will be taken into account in the calculation of such Earnout Payment and the applicable components thereof and (b) if the amount of the Earnout Payment for such Performance Period has been finally determined and paid in accordance with Section 2.2, the Purchaser shall promptly notify the Seller of such collection and shall pay to the Seller, within ten (10) Business Days of such collection, the additional amount of such Earnout Payment (if any) the Seller would have received if such collected amounts had not been considered Uncollected Amounts for purposes of calculating the Earnout Payment (if any) for such Performance Period.
2.4.Operating and Accounting Procedures of the Company.
2.4.A.Generally. The parties agree that the guidelines and rules set forth in this Section 2.4 shall be used in calculating the Seller Achieved EBITDA, the Seller Target EBITDA and Excess EBITDA and the Earnout Payments for each Performance Period.
2.4.B.Accounting Standards. Unless otherwise agreed to in writing by the parties, all financial statements of the Company for all times from and after the Closing shall be prepared in accordance with GAAP in a manner such that Seller Achieved EBITDA, the Seller Target EBITDA, the Excess EBITDA, and any Earnout Payment with respect to each Performance Period will be reasonably determinable pursuant to the terms of this Agreement. Unless otherwise expressly provided herein, all matters relating to the calculation of the Seller Achieved EBITDA, the Seller Target EBITDA, the Excess EBITDA and any Earnout Payment with respect to each Performance Period (including the determination with respect to capitalization or expense of various items and related depreciation or amortization periods, reserve methods for accounts receivable and inventory, and the treatment of other unusual or extraordinary items) shall be determined in accordance with GAAP.
2.4.C.Management of the Seller Business. Following the Closing, the Group Companies will be subject to all policies, procedures, and requirements applicable to the Purchaser’s other operating units, as communicated to the Group Companies by the Purchaser from time to time. The Purchaser covenants that following the Closing, the Purchaser shall, and shall cause the Group Companies to, operate the Seller Business in a manner without regard to the existence of the Earnout Payments or taking into account the diminution in the Purchaser’s and the Group Companies’ share of Excess EBITDA during any Performance Period caused by the granting of the Earnout Payments. In furtherance of the foregoing, during the Performance Period, (a) neither the Purchaser nor any of its Affiliates (including the Group Companies) shall take any actions, or omit to take any actions, for the primary purpose of or that would, without a good faith business reason unrelated to the results described in the following clauses (i) through (iii), reasonably be expected to result in (i) thwarting or inhibiting the achievement of any Earnout Payment, (ii) reducing the amount of any Earnout Payment or (iii) otherwise frustrating or avoiding the Purchaser’s obligations under this Agreement with respect to any Earnout Payment and (b) without the prior written consent of Michael Joseph McKie, the Purchaser shall not, and shall cause its Affiliates (including the Group Companies) not to (i) sell, transfer or otherwise dispose of any Seller Equipment (other than disposals of obsolete equipment in the ordinary course of business), unless the Purchaser replaces such Seller Equipment with like-kind equipment of similar quality and working order (and such replacement equipment shall be deemed “Seller Equipment” for purposes of this Agreement), (ii) transfer or utilize any Seller Equipment in the business of the Purchaser or its Affiliates other than for the Seller Business, unless the Purchaser or its Affiliates determine in good faith that such transfer or utilization will be more profitable to the Purchaser and its Affiliates (taken as a whole) than if such Seller Equipment were utilized in the Seller Business, or (iii) reassign any Transferred Employee to any business of the Purchaser or its Affiliates other than the Seller Business. Without limiting the foregoing or Purchaser’s obligation to comply with the express terms of this Agreement, the Purchaser shall otherwise have the sole and absolute right to make any and all business decisions related to the Company, including operating the Company in the manner which the Purchaser’s management and board of directors deem most beneficial for the Purchaser and the Purchaser’s shareholders.
2.4.D.Internal Controls. The Group Companies shall be subject to a system of internal accounting controls consistent with the system of internal accounting controls applicable to the Purchaser as in effect from time to time.
2.4.E.Changes in GAAP. The parties agree that any changes in GAAP accounting rules from and after the date hereof shall not affect the calculation of any Earnout Payment. The parties shall use the GAAP rules, regulations and standards in effect as of the date hereof as a basis for calculation of any Earnout Payment.

2.4.F.Acquisitions or Sale of the Company. Nothing in this Agreement shall be interpreted as a restriction or limitation on the Purchaser’s and its Affiliates’ right and ability (a) to acquire by purchase, exchange, or otherwise, any other Person, whether or not engaged in a business similar or related to the Company (an “Acquired Business”), or (b) to sell all or any shares of capital stock of the Company, to sell all or any of the assets of the Company, or to merge (or to cause the Company to merge) with another Person (such other Person, a “Consolidating Business”). The Seller shall have no rights or interests in or relating to any Acquired Business or any Consolidating Business. The Purchaser shall account for any Acquired Business or Consolidating Business separate from the Seller Business such that the calculation of the Seller Achieved EBITDA, the Seller Target EBITDA, the Excess EBITDA and any Earnout Payment with respect to any Performance Period (i) will in no way be affected by such Acquired Business or Consolidating Business and (ii) will continue to be reasonably determinable pursuant to the terms of this Agreement. In the event that the Purchaser shall sell, or cause the sale of, all or substantially all of the assets of the Seller Business or all or substantially all of the capital stock of the Company (in each case, whether by sale, transfer, merger, operation of law or any other means) prior to end of the Performance Periods and the payment of all Earnout Payments payable with respect to the Performance Periods, the Purchaser agrees to make the assumption of the Purchaser’s obligations under this Agreement by such purchaser a condition to the closing of such transaction.
2.5.Equipment Rentals. During the Performance Period, the Purchaser shall, and shall cause its Affiliates to, make available to the Company and its Subsidiaries for rent, equipment of the Purchaser and its Affiliates (other than the Seller Equipment) in accordance with the terms and conditions set forth on Exhibit A attached hereto.
2.6.Certain Acknowledgements. The Seller agrees and acknowledges that the right to receive the Earnout Payments, if any, pursuant to this Agreement: (a) is an integral part of the total consideration for the acquisition by the Purchaser of the Seller Business and the Group Companies and not an investment; (b) does not represent an ownership interest in the Purchaser or any of its Affiliates; (c) does not carry voting, dividend or liquidation rights; (d) is not represented by any form of certificate or instrument; and (e) shall not be assignable or transferable (other than by testamentary disposition or the laws of intestacy).
3.MISCELLANEOUS.
3.1.Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitute the entire agreement between the parties with respect thereto.
3.2.Waiver. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party hereto of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
3.3.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.
3.4.Assignment; Successors in Interest. No assignment or transfer by any party of such party’s rights and obligations hereunder shall be made except with the prior written consent of the other parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of the other parties, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser (provided any such assignment to an Affiliate shall not relieve the Purchaser of its obligations under this Agreement); and provided, further, that the Purchaser may assign its rights and obligations under this Agreement to any purchaser of all or substantially all assets of the assets or capital stock of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof.
3.5.Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of a party hereto making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	NexTier Completion Solutions Inc. 3990 Rogerdale Houston, TX 77042 Attn: Kevin McDonald EVP, Chief Administrative Officer & General Counsel
with a copy to:	King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309 Attn: Russell B. Richards

To the Seller:	Alamo Frac Holdings, LLC 1101 N. Little School Rd. Arlington, Texas 76017 Attention: RJ Sikes Email: rj@fracing.com with a copy to:
Kirkland & Ellis LLP
1601 Elm Street
Dallas, TX 75201
Attention: Kevin T. Crews, P.C.
Email:    kevin.crews@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: David Thompson
Email:    david.thompson@kirkland.com

or to such other representative or at such other address of a party as such party may furnish to the other party in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the third Business Day following it being mailed by registered or certified mail.
3.6.Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
3.7.Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.
3.8.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
3.9.Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.
3.10.Dispute Resolution. Any dispute between the parties arising out of or related to this Agreement or the breach thereof shall be brought in the federal or state courts located in

Harris County, Texas. Each party hereby submits to personal jurisdiction therein and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

PURCHASER:	NEXTIER COMPLETION SOLUTIONS INC. By: Name: Title:
SELLER:	ALAMO FRAC HOLDINGS, LLC By: Name: Title: